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                                                                     Exhibit 5.1


                        [Letterhead of Allen & Gledhill]




Flextronics International Ltd.
514 Chai Chee Lane #04-13
1 Bedok Industrial Estate
Singapore 469029

                                                            22nd September, 1999


Dear Sirs,

                      Registration Statement on Form S-3 of
                 Flextronics International Ltd. (the "Company")

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on or about 14th September, 1999 in connection with the Company's proposed issuance and sale, from time to time, of up to 14,400,000 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") to which the Registration Statement relates (the "Company Shares"). You have advised us that the Company Shares may be sold from time to time on a delayed or continuous basis as set forth in the Registration Statement, the Prospectus contained therein and the supplements to the Prospectus.

     In this connection, we are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of its Ordinary Shares. We have also reviewed the Registration Statement, and we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereafter expressed.

     Based on the foregoing and assuming that:

(i) the total issued and paid-up share capital of the Company consequent upon the issue of the Company Shares from time to time will not exceed the authorised share capital of the Company at any time; and

(ii) there shall be subsisting a valid authority given pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Company Shares from time to time,

     we are of the opinion that, the Company Shares have been duly authorised, and that upon the passing of the requisite resolutions to allot the Company Shares and the issue of the certificates representing the Company Shares in accordance with the Articles of Association of the Company against full payment therefor, the Company Shares will be legally issued and fully-paid.

     This opinion only relates to the laws of general application of Singapore as

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at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws, rules or regulations of any country other than Singapore. In respect of the issuance of the Company Shares from time to time, we have in particular assumed that the Company has complied or will comply with all matters of United States Federal and California laws, rules and regulations prevailing from time to time.

     We consent to the filing of this opinion as exhibit 5.1 to be filed by amendment to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which forms part of the Registration Statement.

                                       Yours faithfully,

                                       /s/ Allen & Gledhill
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